EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SIGNAL GENETICS, INC.

SIGNAL GENETICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Signal Genetics, Inc. (the “Corporation”).

SECOND: The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 17, 2014 under the name Signal Genetics, Inc.

THIRD: The Board of Directors (the “Board”) of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Certificate of Incorporation as follows:

1.         Article X of the Certificate of Incorporation, as presently in effect, of the Corporation is hereby amended and restated in its entirety as follows:

“ARTICLE X:	A. Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the Bylaws of the Corporation.

B. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Corporation and no action shall be taken by the stockholders by written consent or electronic transmission.”

FOURTH: Thereafter, pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 211 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, SIGNAL GENETICS, INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this 13th day of February, 2017.

SIGNAL GENETICS, INC.

By:	/s/ Samuel D. Riccitelli
Name:	Samuel D. Riccitelli
Title:	President & CEO